EXHIBIT D
AMENDED AND RESTATED UNANIMOUS
SHAREHOLDER AGREEMENT
THIS AGREEMENT made the 30th day of November, 2006,
BETWEEN
445327 ONTARIO LIMITED, a corporation incorporated under the laws of the
Province of Ontario,
(the “Corporation”)
OF THE FIRST PART
-and-
TRUSTEES OF STRONACH TRUST
(“Stronach Trust”)
OF THE SECOND PART
-and-
TRUSTEE OF 445327 TRUST
(“445327 Trust”)
OF THE THIRD PART
-and-
BELINDA STRONACH
(“Belinda”)
OF THE FOURTH PART
     WHEREAS:
A.	The Corporation is a corporation incorporated under and governed by the OBCA;

B.	Pursuant to Articles of Amendment (the “Amendment”) effective December 23, 2005, the capital of the Corporation has been reorganized so that, among other things, the articles of the Corporation have been amended to create a new class of shares designated as Class C Special Shares, the Common Shares held by Stronach Trust have been converted to 1,000,000 Class C Special Shares, and 445327 Trust has subscribed for and has been issued 1,000 Common Shares.

C.	Pursuant to the Amendment, the authorized capital of the Corporation now consists of an unlimited number of shares of one class designated as Class A Special Shares, an unlimited number of shares of one class designated as Class B Special Shares, 1,000,000 shares of one class designated as Class C Special Shares, and an unlimited number of shares of one class designated as Common Shares;

D.	The Corporation, Stronach Trust, and Belinda are the original parties to a unanimous shareholder agreement (the “September 2005 Shareholder Agreement”) made the 15th day of September, 2005, and 445327 Trust became a party to the September 2005 Shareholder Agreement pursuant to the terms and conditions of a Joinder Agreement made the 23rd day of December, 2005 between the Corporation, Stronach Trust, Belinda, and 445327 Trust;

E.	As of the date of this Agreement the issued and outstanding shares of the Corporation are owned beneficially and of record as follows:

Shareholder	Class of Shares	Number of Shares
Stronach Trust	Class B Special	5,408,950
	Class C Special	1,000,000
445327 Trust	Common	1,000
Belinda	Class A Special	100
(The Class A special shares owned by Belinda, including any acquired in addition to those noted above, shall hereinafter be referred to as the “Class A Special Shares”);

F.	The parties are entering into this Agreement to provide for the governance of the Corporation and to state their obligations with respect to the Corporation and to each other in relation to their respective shareholding in the Corporation;
NOW THEREFORE for good and valuable consideration now paid by each of the parties to the other (the receipt and sufficiency of which is hereby acknowledged) and for the premises and covenants herein contained, the undersigned parties agree as follows:
1.	Definitions
     In this Agreement (in addition to those other words and phrases also defined in this Agreement, including the recitals hereto) unless the context expressly or by necessary implication requires otherwise, the following words and phrases shall have the meanings indicated and grammatical variations shall have the corresponding meanings:

“Applicable Provisions” means the provisions of any other corporate statute that are substantially the same and purport to have the same effect as subsection 102(2) of the OBCA and subsection 140(2) of the CBCA;

“Business Day” means any day that is not a Saturday, a Sunday or a statutory holiday under the laws of the Province of Ontario;

“CBCA” means Canada Business Corporations Act, as amended;

“Competency Decision” means any decision, determination, certification, judgment, declaration or finding under any of paragraphs (a) to (d) in the definition of “Mental Incompetency” below.

“First Authorization” means the appointment of Frank Stronach as a representative of the Corporation by resolution authorized under subsection 102(2) of the OBCA dated of even date with this Agreement;

“Insolvency” means, in relation to any person, that such person makes a proposal or files an assignment for the benefit of creditors or is adjudged bankrupt or voluntarily seeks relief or protection from his or her creditors under or pursuant to any bankruptcy, insolvency or reorganization law of Canada or any province thereof or any other jurisdiction;

“Magna” means Magna International Inc., and its successors by merger or amalgamation;

“Magna Entities” means other bodies corporate which are, or in the future become, successors to all or part of the business or undertaking of Magna or MID from time to time, any shares in the capital stock of which have been previously owned directly or indirectly by Magna or MID, including any shares held directly or indirectly by any affiliate or subsidiary (as such terms are defined in the OBCA) of Magna or MID and also means any body corporate any of the shares of which are, or have been previously, owned directly or indirectly by Magna or MID and which shares have been, or in the future are, distributed or otherwise transferred to any of the shareholders of Magna or MID;

“Mental Incompetency” means, in relation to any individual, that any one or more of the following events has occurred with respect to such individual:
(a)	a Court has found such individual to be incapable of managing property in a proceeding under the Substitute Decisions Act (S.O. 1992 as amended, superseded, substituted or replaced from time to time, hereinafter referred to as the “SDA”);

(b)	an assessor (as such term is defined by the Regulations to the SDA) has issued a certificate of incapacity certifying that such person is incapable of managing property pursuant to the SDA;

(c)	a certificate of incapacity has been issued under the Mental Health Act (R.S.O. 1990, as amended, superseded, substituted or replaced from time to time, hereinafter referred to as the “MHA”) certifying that such person is incapable of managing property; or

(d)	a finding, certification, declaration, judgment or decision with regard to such individual’s capacity to manage property has been made, on substantially the same basis as provided under the SDA or the MHA, pursuant to the applicable laws of any other jurisdiction that has proper jurisdiction over such individual’s person or property;
“MID” means MI Developments Inc., and its successors by merger or amalgamation;

“MID Authorization” has the meaning ascribed thereto in section 5 of this Agreement;

“OBCA” means Business Corporations Act (Ontario), as amended;
“Ordinary Resolution” means (i) a resolution passed by Shareholders holding shares representing not less than 51% of the votes attached to all of the Voting Shares at a duly convened meeting of the Shareholders; or (ii) an instrument or counterpart instruments executed in writing by Shareholders holding shares representing not less than 51% of the votes attached to all of the Voting Shares;

“Reversal Event” means the reversal, rescission, or termination of a Competency Decision in respect of any person by way of Court order or by way of any other procedure under the applicable laws pursuant to which the Competency Decision was issued, and additionally means in the case of Frank Stronach only, that Frank Stronach’s ability to exercise his powers, as and when required under the First Authorization, are subsequently restored (where Frank Stronach had previously failed or been unable to exercise those powers other than by reason of death, Mental Incompetency or abstention);

“Second Authorization” means the appointment of Belinda Stronach as a representative of the Corporation by resolution authorized under subsection 102(2) of the OBCA dated of even date with this Agreement;

“Shareholders” means Stronach Trust, 445327 Trust and Belinda and any other person who purchases or otherwise acquires any share or shares in the capital stock of the Corporation by any means permitted under the terms and conditions of this Agreement, and “Shareholder” means any one of them;

“Transition Event” means (i) the death of Frank Stronach; (ii) the Mental Incompetency of Frank Stronach; (iii) the voluntary resignation of Frank Stronach as the appointee under the First Authorization; (iv) the voluntary resignation of Frank Stronach as Trustee of Stronach Trust; and (v) the failure by, or the inability of, Frank Stronach to exercise his powers as and when required under the First Authorization not due to his death, Mental Incompetency or abstention;

“Trusts” means , collectively Stronach Trust and 445327 Trust; and

“Voting Shares” means the common shares in the capital of the Corporation and any other shares in the capital stock of the Corporation that entitle the holder thereof to vote at all meetings of Shareholders and, as at the date of this Agreement, includes the Class C Special Shares and Common Shares in the capital of the Corporation.
2.	Amendment and Restatement
     This Agreement amends, restates, supersedes and replaces the September 2005 Shareholder Agreement in its entirety and without novation, and this Agreement shall apply and shall be effective from and after the date of this Agreement with respect to the respective rights and obligations of the parties hereto that arise or come into existence on or after the date of this Agreement.
3.	Conduct of the Affairs of the Corporation
(a)	Restriction of Discretion and Powers of the Directors — Notwithstanding any other provision of this Agreement, the discretion and powers of the directors of the Corporation (including each individual who is now a director of the Corporation or is subsequently elected or appointed a director of the Corporation) to manage, and supervise the management of, the business and affairs of the Corporation, whether such discretion or powers arise under the OBCA, the articles or by-laws of the Corporation, or otherwise, are hereby restricted to the fullest extent permitted by law.

(b)	Power — The Shareholders shall, at all times, have full and complete discretion and power to manage, and supervise the management of, the business and affairs of the Corporation to the fullest extent permitted by law, and shall have all the rights, powers, duties and liabilities which the directors would have had but for this section of this Agreement.

(c)	Exercise of Powers — The rights, powers and duties of the directors of the Corporation which the Shareholders have hereunder assumed, including the right and power to in any manner alter, revoke or replace any or all of the First Authorization, the Second Authorization and, if applicable, the MID Authorization, shall be exercised, except as set out in section 6 of this Agreement and unless otherwise specifically provided under this Agreement, by unanimous consent of the Shareholders (whether or not their shares otherwise carry the right to vote), such consent to be evidenced by an instrument or instruments in writing signed by all the Shareholders.

(d)	Rights and Powers as Shareholders — The rights and powers of the Shareholders, in their capacity as shareholders of the Corporation shall be exercised, unless otherwise specifically provided under this Agreement, in accordance with the OBCA.

(e)	Authorizations — The First Authorization and the Second Authorization are each hereby ratified, adopted, confirmed and approved in all respects.
4.	Corporate Matters

     The parties agree to cause such meetings of the Corporation to be held, resolutions passed, by-laws enacted, agreements and other documents signed and things performed or done as may be required to provide for the following arrangements in connection with the affairs of the Corporation:
(a)	Number of Directors — the board of directors of the Corporation shall, for so long as Belinda is a shareholder, consist of one director.

(b)	Election of Directors — At such times as she is qualified to serve as a director of the Corporation pursuant to the OBCA while this Agreement is in force, Belinda shall be the sole director of the Corporation and the Shareholders shall vote all of their Voting Shares or cause to be voted all of their Voting Shares in the capital of the Corporation to elect her as the sole director of the Corporation. If Belinda ceases to be a director of the Corporation during the term of the First Authorization, then Frank Stronach (or a nominee of his choice) shall be nominated as the sole director of the Corporation to replace Belinda and the Shareholders shall vote all of their Voting Shares or cause to be voted all of their Voting Shares in the capital of the Corporation to elect Frank Stronach (or his chosen nominee) as the sole director of the Corporation until such time as Belinda again qualifies to serve as a director of the Corporation while this Agreement is in effect, at which time the Shareholders shall re-elect her as the sole director of the Corporation.

(c)	Officers — For so long as she is a director of the Corporation, Belinda shall be the President and Secretary of the Corporation and Elfriede Stronach shall be the Treasurer of the Corporation, and the Shareholders shall appoint Belinda to hold the offices of President and Secretary, and Elfriede to hold the office of Treasurer of the Corporation.
5.	MID Authorization
     Notwithstanding subsection 3(c) hereof, the Shareholders may by Ordinary Resolution made at any time prior to the occurrence of a Transition Event, and at any time after the occurrence of a Reversal Event in respect of Frank Stronach (but prior to a subsequent Transition Event), appoint Andrew Stronach as a representative of the Corporation by resolution authorized under subsection 102(2) of the OBCA, subsection 140(2) of the CBCA or under any Applicable Provisions, to act on the Corporation’s behalf at all meetings of the shareholders of MID and to exercise on its behalf all of the powers it could exercise if it were an individual holder of shares in the capital stock of MID (the “MID Authorization”), in which case subsection 1(b) of the Second Authorization shall be of no force and effect and the First Authorization and the Second Authorization shall deemed to be amended as necessary to give effect to the authorizations and appointment of Andrew Stronach provided for hereunder. For greater certainty, the MID Authorization, if and when issued, shall be on substantially the same terms and conditions as the Second Authorization including, in particular, the provision that the appointment should take effect only upon the occurrence and continuance of a Transition Event.
6.	Special Transactions

     The provisions of this section 6 shall apply if, prior to the occurrence of a Transition Event or after the occurrence of a Reversal Event reinstating Frank Stronach under the First Authorization (but prior to any subsequent Transition Event), the Corporation wishes to take, or intends or purports to take, any of the actions described in the following sections 6(i) and (ii) (each of which being hereinafter referred to in this Agreement as, a “Disposition”): (i) the sale, lease, exchange, transfer, loan, assignment or other disposition of any shares of Magna, MID or any other Magna Entity held by the Corporation; or (ii) the pledge by the Corporation of, or the granting by the Corporation of any charge, lien, encumbrance or other security interest over or with respect to, any shares of Magna, MID or any other Magna Entity held by the Corporation. Without limiting the generality of the foregoing, the provisions of this section 6 shall apply, during the relevant time periods, to all considerations, decisions and determinations by the Corporation with respect to all possible, proposed and actual Dispositions, including the Corporation’s decision whether to accept any third party offer to acquire, or to enter into any agreement to sell or to grant any right or option to any person to acquire, any shares of Magna, MID or any other Magna Entity held by the Corporation. The Shareholders and the Corporation agree to the following provisions which shall govern all Dispositions:
(a)	The Shareholders who hold Voting Shares from time to time are hereby vested with the exclusive corporate power and authority to legally bind or obligate the Corporation with respect to all aspects of all Dispositions. The power and authority granted under this subsection 6(a) shall, notwithstanding subsection 3(c) of this Agreement, be exercised by the holders of Voting Shares by Ordinary Resolution or by such greater threshold of approval as may be required pursuant to applicable laws, including the OBCA, and, upon passage, each such Ordinary Resolution or other approval, as the case may be, shall be legally binding upon the Corporation and upon all Shareholders in accordance with its terms, whether or not those Shareholders were entitled to vote with respect to, or voted in favour of, the proposed Ordinary Resolution or other approval; and

(b)	If and to the extent that at any time any Shareholder who holds Class A Special Shares has any rights or powers that he or she wishes to exercise pursuant to applicable laws, including subsection 184(6) of the OBCA, to vote his or her Class A Special Shares with regard to any aspect of any Disposition, each holder of Class A Special Shares hereby covenants and agrees that he or she shall, in all circumstances, vote or cause to be voted (or withhold from voting) his or her Class A Special Shares in the manner that he or she shall be directed, either specifically or generally, by instrument in writing signed by the holders of a majority of the then issued and outstanding Voting Shares; and

(c)	The provisions of this section 6 are not intended to restrict in any respect the exercise by a holder of Class A Special Shares of any applicable dissent rights under the OBCA.
7.	Transition Event / Reversal Event
     Upon the occurrence of a Transition Event, and save and except if the Second Authorization has previously terminated in accordance with its terms, the parties agree that the Second Authorization will become effective and that Belinda shall, immediately upon the occurrence of such Transition Event, become the representative of the Corporation in accordance with the terms of the Second Authorization. If a Reversal Event occurs with respect to Frank Stronach, then the parties agree that notwithstanding the foregoing, the First Authorization and the appointments and authorizations made thereunder shall be reinstated and shall continue thereafter in full force and effect in accordance with its terms without derogation from the effect of the First Authorization and without prejudice to any actions taken by Belinda under the Second Authorization while it was in effect, and the appointments and authorizations under section 1 of the Second Authorization will cease to have effect until the occurrence of a subsequent Transition Event. The foregoing provisions of this section 7 shall also apply to Andrew Stronach and the MID Authorization, mutatis mutandis, if the MID Authorization is in existence at the relevant time or times.
8.	Indemnity
     In consideration hereof, Stronach Trust and 445327 Trust (collectively, the “Trusts”) hereby jointly and severally indemnify and save harmless and agree to defend at the Trusts’ expense the directors of the Corporation and their respective heirs, executors, administrators and other legal representatives (collectively, the “Indemnitees”) from and against all losses, damages, costs, charges and expenses suffered or incurred by any director by reason of his or her having acted as a director of the Corporation, including, without limitation, all amounts paid to settle any action or satisfy any judgment reasonably incurred by or on behalf of any director in respect of any civil, criminal or administrative action or proceeding to which such director is a party (or any such proceeding which might be threatened and in respect of which such director is threatened to be made a party) by reason of such director being or having been a director of the
     Corporation or by reason of any default in the performance of or breach by the Shareholders of the rights, powers, duties and liabilities expressed herein to be assumed by the Shareholders provided that the director has acted honestly and in good faith and in the best interests of the Corporation. Notwithstanding the foregoing, the recourse of any Indemnitee under this Agreement (including the indemnification provisions hereunder), and the liability of each of the Trustees of the Trusts to the Indemnitee under this Agreement, shall, despite the legal nature of any action, suit, right, claim, relief or remedy brought or asserted by any Indemnitee against any Trustee of the Trusts, be limited to the enforcement and realization by the Indemnitee of his or her legal and equitable rights and remedies against the property and assets, from time to time, of the Trusts. No Indemnitee shall have any recourse against any of the personal assets, property or rights of any of the Trustees of the Trusts.
9.	Right of Purchase
(a)	Grant of Option. For value received, Belinda hereby grants to the Trustees of Stronach Trust, subject to the terms and conditions of this Agreement, the irrevocable right and option (the “Option”) to purchase from Belinda all the Class A Special Shares held by her at the time of the exercise of the Option (collectively the “Optioned Shares”) at the price of $100.00 for each Optioned Share.

(b)	Expiry of Option. The Option, unless earlier exercised, shall expire and be null and void on the date (the “Expiration Date”) of the first to occur of the death of either Frank Stronach or Belinda.

(c)	Period of Exercise. The Option may be exercised by Stronach Trust, in the manner provided in subsection 9(d) of this Agreement, at any time during the period beginning on the date of this Agreement and ending on the Expiration Date, provided that Stronach Trust’s right to exercise the Option shall be suspended immediately upon the occurrence and shall remain suspended during the continuance of any Transition Event (other than as a result of the death of Frank Stronach). For greater certainty, upon the occurrence of a Reversal Event involving Frank Stronach, the right of Stronach Trust to exercise the Option shall be fully reinstated until the earlier of (1) the Expiration Date; and (2) the date of the occurrence of the next Transition Event.

(d)	Manner of Exercise. The exercise of the Option by Stronach Trust shall be made by written notice of exercise of the Option in respect of all but not less than all of the Optioned Shares (the “Notice”) which Notice shall be sent to and be deemed to have been received by Belinda in accordance with the provisions of section 19 of this Agreement.

(e)	Closing. The purchase and sale of the Optioned Shares upon the exercise of the Option (the “Closing”) shall be completed at 2:00 p.m. (Toronto time) on the third Business Day after the date or deemed date of receipt by Belinda of the Notice (the “Closing Time”) at the place in the Province of Ontario specified in the Notice, failing which the Closing shall take place at the offices of Miller Thomson LLP located in the City of Toronto. Payment of the purchase price for the Optioned Shares shall be made by the presentation at the Closing Time by Stronach Trust, as purchaser (the “Purchaser”) of a banker’s draft or certified cheque payable to Belinda, as vendor (the “Vendor”) against the delivery by the Vendor to the Purchaser of the following: (i) share certificate(s) representing the Optioned Shares, duly endorsed in blank for transfer; (ii) a written warranty that the Optioned Shares are free and clear of all interests of any third party, including any options or other rights of purchase, liens, encumbrances, pledges or other security interests; and (iii) any other documents or instruments that may be necessary to effect the completion of the purchase and sale of the Optioned Shares. Immediately after the Closing, the Corporation shall issue to the Purchaser a share certificate registered in the name of the Purchaser representing the Optioned Shares.

(f)	Absent Vendor. If the Vendor is not present at the place of closing on the Closing Date, or is present but fails for any reason whatsoever to produce and deliver to the Purchaser the certificates and instruments required under this Agreement, then the price payable for the Shares of the Vendor may, at the Purchaser’s discretion, within three Business Days be deposited by the Purchaser into a special account at the Corporation’s bank in the name of the Vendor. Such deposit shall constitute valid and effective payment of the price for the Shares of the Vendor even though the Vendor may have encumbered or disposed of his or her Shares and notwithstanding the fact that a certificate or certificates or assignment or assignments for any of the Shares or indebtedness may have been delivered to any pledgee, transferee or other person. If payment of the price (or portion thereof) for the Shares is deposited under this subsection 9(f) into a special account at a branch of the Corporation’s Bank in the name of the Vendor, then from and after the date of such deposit, notwithstanding that certificates and assignments evidencing the Shares of the Vendor may not have been delivered to the Purchaser, the purchase of the Shares of the Vendors shall be deemed to have been fully completed and all right, title, benefit and interest both at law and in equity of the Vendor or of any transferee, assignee or any other person having any interest, legal or equitable therein or thereto whether as a shareholder or a creditor of the Corporation or otherwise shall cease and determine, provided, however, that the Vendor shall be entitled to receive the purchase price so deposited, without interest, upon delivery to the Corporation of certificates evidencing the Shares so purchased duly endorsed in blank for transfer and the other documents and instruments required under this Agreement.
10.	Termination
     Subject to the terms hereof, the Agreement shall be terminated and shall be no force and effect upon the earlier of:
(a)	the date upon which any one Shareholder becomes the sole shareholder of the Corporation; or

(b)	such date upon which all of the Shareholders shall agree to terminate this Agreement, provided that such termination shall not affect any obligation of any party hereto that is, by its terms, intended to survive termination, or that arose prior to the date of such termination, including, without limitation, any obligation to indemnify by reason of any matter which has arisen or any circumstances which have occurred prior to the termination.
In addition, immediately upon the death, Mental Incompetency or Insolvency of Belinda before the occurrence of a Transition Event or after a Reversal Event involving Frank Stronach, the provisions of sections 3 and 4 of this Agreement, in their entirety, shall terminate and shall not be of any further force or effect. For additional certainty, it is hereby acknowledged and confirmed that the Insolvency of Belinda shall not, in and of itself, result in the amendment of, or otherwise affect the terms of, the Second Authorization.
If a Reversal Event occurs in respect of Belinda’s Mental Incompetency or if her Insolvency proceedings conclude and if at that time she continues to own any Class A Special Shares, then sections 3 and 4 of this Agreement shall thereupon be fully reinstated without derogation from her rights hereunder and without prejudice to any actions taken by the Corporation, by any Shareholder or by any other person during the period of such termination.
11.	Redemption of Class A Special Shares
     Upon Belinda’s death, the Corporation shall be permitted, without the additional consent or authorization of any person, to redeem for cancellation all the issued and outstanding Class A

     Special Shares. Upon Belinda’s Mental Incompetency or Insolvency, the Corporation may, with the consent of Belinda or her personal legal representatives, as the case may be, redeem for cancellation the Class A Special Shares. Notwithstanding any such redemption and despite subsection 10(a), Belinda shall have the right to again subscribe for the number of Class A Special Shares so redeemed (and the Corporation shall forthwith reissue to Belinda that number of Class A Special Shares upon receipt by the Corporation of payment in full of the subscription price therefor) upon the occurrence of a Reversal Event in the case of her Mental Incompetency or upon the conclusion of her Insolvency proceedings, provided that such subscription shall occur within one year from the date of the occurrence of the Reversal Event with respect to her Mental Incompetency or of the conclusion of her Insolvency, as the case may be (for purposes of this Agreement, the conclusion of Belinda’s Insolvency shall be deemed to include, without limitation each of the following (1) the completion of an Insolvency proceeding, in accordance with applicable laws, that does not result in Belinda acquiring the legal status of a bankrupt, (2) the issuance of a Court order annulling Belinda’s bankruptcy; and (3) the full and unconditional discharge of Belinda from the legal status of bankrupt). This Agreement shall be fully reinstated upon the reissue of Belinda’s Class A Special Shares as aforesaid without derogation from her rights hereunder and without prejudice to any actions taken by the Corporation, by any Shareholder or by any other person during the period of such termination. The Corporation shall not redeem, nor accept the retraction of nor permit the transfer of the Class A Special Shares without Belinda’s express consent except as set out in this section 11 or pursuant to the exercise of the Option or as otherwise required by law.
12.	Survival and Non-Merger
     This Agreement and any Schedules shall survive all future amalgamations of the Corporation and shall thereafter continue and remain in full force and effect as a valid and binding unanimous shareholder agreement and the amalgamated corporation resulting from the amalgamation shall be deemed to be a party to this Agreement in place and stead of the Corporation.
13.	Gender
     In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.
14.	Waiver
     A waiver by any party of any of its rights under this Agreement or of the performance by any party of any of its obligations under this Agreement shall be without prejudice to all or any of the other rights under this Agreement of the party so waiving and shall not constitute a waiver of any of such other rights or, in any other instance, of the rights so waived or a waiver of the performance by the party of any of his other obligations hereunder or of the performance, in any other instance, of the obligations so waived.
15.	Time of Essence
     Time shall be of the essence of this Agreement and every part hereof.
16.	Further Assurances
     Each of the parties covenants and agrees that he will sign such further agreements, assurances, papers and documents, attend such meetings, enact such by-laws, pass such resolutions and exercise such votes and generally do and perform or cause to be done and performed such further and other acts and things that may be reasonably necessary or desirable from time to time in order to give full effect to this Agreement, and to each and every individual provision hereof.
17.	Severability
     If any of the provisions of this Agreement shall be held invalid or unenforceable by any court having jurisdiction, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto should be construed and enforced accordingly.
18.	Truth of Recitals
     The parties hereby irrevocably and mutually acknowledge and declare that the statements contained in the recitals to this Agreement are true in substance and in fact and from an integral part of this Agreement.
19. Notices
     If and whenever any party to this Agreement desires to give notice to any of the others under or in connection with this Agreement, such notice shall be considered to have been received by the addressee at the time of personal service on the addressee, if an individual, or otherwise on any director, officer or Trustee of the addressee, or on the date of delivery or transmission, as the case may be, if delivered by hand or by commercial courier during normal business hours or if transmitted during normal business hours by telecopy and addressed as set out below and if received during normal business hours at the place of receipt, or if not received during normal business hours at the place of receipt then notice shall be considered to have been received by the addressee on the next Business Day:
to the Corporation at:
c/o Trustees of Stronach Trust
14875 Bayview Avenue
Aurora, ON
L4G 3G8
Attention:     President
Telefax:     (905) 726-2010
and to Stronach Trust at:
14875 Bayview Avenue
Aurora, ON
L4G 3G8
Attention:     Frank Stronach
Telefax:     +43 (2253) 7879
-and-
Attention: Elfriede Stronach
Telefax: (905) 841-6791
-and-

Attention:     Belinda Stronach
Telefax:     (905) 726-2010
-and-
Attention:     Andrew Stronach
Telefax:     (905) 726-7169
and to 445327 Trust at:
14875 Bayview Avenue
Aurora, ON
L4G 3G8
Attention:     Elfriede Stronach
Telefax:     (905) 841-6791
and to Belinda at:
14875 Bayview Avenue
Aurora, ON
L4G 3G8
Telefax:     (905) 726-2010
20.	Assignment
     This Agreement and the rights and obligations of the parties hereunder may not be assigned.
21.	Enurement and Governing Law
     This Agreement, including the indemnity contained herein, shall enure to the benefit of and shall remain binding upon the parties hereto each of their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns, and shall be governed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
22.	Amendment in Writing
     This Agreement may not be amended except by instrument in writing executed by all of the parties hereto.
23.	Counterparts
This agreement may be executed by the parties in several counterparts each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This agreement may be delivered by fax or other form of electronic means of recorded communication. Notwithstanding the date of the execution and delivery of any of such several counterparts, their date of execution shall be deemed to be the date first above written.

(Signatures continued on the next page.)
IN WITNESS WHEREOF the parties have caused this Agreement to be executed on the date and year first above written.

445327 ONTARIO LIMITED
By:	/s/ BELINDA STRONACH
Belinda Stronach, President

TRUSTEES OF STRONACH TRUST

/s/ FRANK STRONACH

Frank Stronach — Trustee

/s/ ELFRIEDE STRONACH

Elfriede Stronach — Trustee

/s/ BELINDA STRONACH

Belinda Stronach — Trustee

/s/ ANDREW STRONACH

Andrew Stronach — Trustee

TRUSTEE OF 445327 TRUST

/s/ ELFRIEDE STRONACH

Elfriede Stronach — Trustee

/s/ BELINDA STRONACH

Belinda Stronach